EXHIBIT 99.1

Brady Corporation Reports 2026 Fourth Quarter and Record Full Year Results

Achieved Record Annual Revenue and Adjusted Diluted Earnings Per Share
Completed Transformational Acquisition of Honeywell Technologies’ Productivity Solutions and Services Business on August 3, 2026
Announces Fiscal Year 2027 Guidance – Adjusted Diluted EPS Expected to Grow 23% at the Midpoint of Guidance Range

MILWAUKEE (September 3, 2026) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification, safety and productivity solutions, today announced its financial results for its fiscal 2026 fourth quarter and the year ended July 31, 2026.
“The results of the fourth quarter and full year 2026 are a clear indication of the momentum we are achieving at Brady Corporation,” said Vineet Nargolwala, President and Chief Executive Officer. “Our strong organic growth, with additional contributions from acquisitions and foreign currency translation, drove 10% sales growth for the quarter and the year. Organic sales growth and expanding margins drove a 15% increase in adjusted earnings per share in 2026 versus 2025.”
He continued, “As we enter 2027, continued growth in our Identification Solutions business (IDS), complemented by the addition of the newly named Intelligent Productivity Solutions business (IPS), is expected to drive 23% growth in adjusted diluted earnings per share* at the midpoint of our guidance range.”
Mr. Nargolwala concluded, “With the closing of the IPS acquisition, Brady becomes a stronger and more global industrial technology company. Our addressable market is expanding to $14 billion as we grow our presence in manufacturing, transportation, logistics, retail and healthcare markets. As we enter a new chapter for Brady, I could not be more excited about our opportunity to drive value for all of our stakeholders.”

Fourth Quarter Financial Results:
Sales for the quarter ended July 31, 2026 were $436.9 million, an increase of 10.0% compared to $397.3 million in the same quarter last year. The year-over-year increase was primarily driven by organic growth of 8.4%. By region, sales increased 13.5% in the Americas & Asia and 3.2% in Europe & Australia, primarily driven by organic sales growth of 11.6% in the Americas & Asia and 2.1% in Europe & Australia. See the Segment Information table for growth drivers and segment profit.
Income before income taxes decreased 8.2% to $55.6 million in the quarter ended July 31, 2026, compared to $60.5 million in the same quarter last year, reflecting acquisition and integration-related costs in the fourth quarter of 2026. Adjusted Income Before Income Taxes* was $89.0 million, an increase of 20.0% compared to $74.2 million in the fourth quarter of last year. See the GAAP to Non-GAAP Measures table for detailed adjustments.
Net income for the quarter was $45.6 million compared to $49.9 million in the same quarter last year, reflecting acquisition and integration-related costs in the fourth quarter of 2026. Adjusted Net Income* increased 17.5% to $70.7 million compared to $60.2 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share was $0.96 compared to $1.04 in the same quarter last year. Adjusted Diluted EPS* was $1.48 compared to $1.26 in the same quarter last year, an increase of 17.5%.

Fiscal Year Financial Results:
Sales for the year ended July 31, 2026 increased 9.8% to $1.66 billion compared to $1.51 billion in the prior fiscal year. The year-over-year increase was primarily driven by organic growth of 5.3%. By region, sales increased 11.4% in the Americas & Asia and 6.7% in Europe & Australia, primarily driven by organic sales growth of 7.5% in the Americas & Asia and 1.2% in Europe & Australia.
Income before income taxes increased 9.4% to $259.4 million in the year ended July 31, 2026, compared to $237.1 million in the prior year. Adjusted Income Before Income Taxes* was $322.1 million, an increase of 15.2% compared to $279.5 million in 2025.
Net income was $205.4 million, an increase of 8.5% compared to $189.3 million last year. Adjusted Net Income* was $252.6 million, an increase of 14.2% compared to $221.3 million in 2025. Earnings per diluted Class A Nonvoting Common Share was $4.30, an increase of 9.1% compared to $3.94 in 2025. The company achieved record Adjusted Diluted EPS* of $5.29, a 15.0% increase compared to $4.60 in 2025.

Brady’s Chief Financial Officer, Ann Thornton, said, “We continued our strong momentum and achieved another annual adjusted earnings per share record, increased our cash flow from operating activities nearly 35% to $244.1 million in fiscal 2026 compared to $181.2 million in fiscal 2025, and returned $88.3 million to our shareholders in the form of dividends and share buybacks. Our net cash position of $172.2 million as of July 31, 2026, provided significant support for our acquisition of the Intelligent Productivity Solutions business. Our strong balance sheet allows us to continue to invest in organic growth, reduce our net leverage, and continue to return funds to our shareholders through dividends and share buybacks to drive long-term shareholder value.”

Fiscal 2027 Guidance:
The Company expects Adjusted Diluted EPS* for the year ending July 31, 2027 to range from $6.25 to $6.75 per share, which represents a range of growth of between 18.1 percent to 27.6 percent compared to 2026. The Company expects approximately $0.80 Adjusted Diluted EPS* accretion from the IPS segment, net of the cost of financing the transaction, with the majority of the contribution in the second half of the fiscal year as the business is integrated.
The Company expects revenue from the IDS segment to grow approximately 5 percent organically, and expects the IPS segment to contribute revenue of approximately $1.15 billion for the year ending July 31, 2027. Segment profit as a percentage of sales is expected to be approximately 20 percent within the IDS segment, and is expected to be in the low-double digits within the IPS segment.
Other elements of the Company’s 2027 guidance include depreciation expense of approximately $45 million, capital expenditures of approximately $40 million, and a full-year income tax rate of approximately 21 percent. Fiscal 2027 guidance is based upon foreign currency exchange rates as of July 31, 2026, and assumes continued economic growth.

A webcast regarding Brady’s fiscal 2026 fourth quarter financial results will be available at www.bradycorp.com/investors beginning at 7:30 a.m. central time today.

Brady Corporation (NYSE: BRC) is a global industrial technology company and a leading provider of identification, safety, and productivity solutions that help organizations of all sizes to identify, connect, protect, track, and optimize what matters most. By combining trusted identification technologies with advanced data capture, enterprise mobility, software and workflow solutions, Brady’s comprehensive offerings enable its customers to improve safety, productivity, accuracy, and operational performance across their most critical functions and in the world’s most demanding environments. For more than 110 years, Brady has established trust and demonstrated its commitment to innovation, serving customers across manufacturing, logistics, healthcare, electronics, telecommunications, aerospace, construction, and other key industries, to make their work safer, smarter, and more connected. Headquartered in Milwaukee, Wisconsin, Brady employs approximately 9,300 people worldwide. Brady stock trades on the New York Stock Exchange under the symbol BRC. Learn more at www.bradycorp.com.

* Adjusted Income Before Income Taxes, Adjusted Net Income, and Adjusted Diluted EPS are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, statements about the success of the acquisition, including anticipated benefits and synergies of the transaction, future opportunities for the combined company, and any other statements regarding the establishment of a new reporting segment for the IPS business, the combined company’s future operations and future financial position, anticipated economic activity, business strategies, targets, future earnings, anticipated growth, market opportunities, debt levels and cash flows, competition and other expectations and estimates for future periods including plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For the Company, uncertainties arise from: the ability of the Company and the IPS business to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; potential difficulties integrating the IPS business, or the costs of integrating the IPS business exceeding original estimates; failure of the Company to achieve the anticipated benefits and synergies of the transaction identified in this release on the timeline indicated or at all; the establishment of a new reporting segment for the IPS business; increased cost of materials, labor, material shortages and supply chain disruptions, including as a result of tariffs or other impacts of the global trade environment; decreased demand for the Company’s products; the Company’s ability to compete effectively or to successfully execute our strategy; the Company’s ability to develop technologically advanced products that meet customer demands; the Company’s ability to identify, integrate and grow acquired companies, and to manage contingent liabilities from divested businesses; difficulties in protecting the Company’s websites, networks, and systems against security breaches; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; litigation, including product liability claims; global climate change and environmental regulations; foreign currency fluctuations; our indebtedness, financial condition and fulfillment of obligations thereunder; the ability to service our indebtedness; changes in tax legislation and tax rates; potential write-offs of goodwill and other intangible assets; differing interests of voting and non-voting shareholders and changes in the regulatory and business environment around dual-class voting structures; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in the Company’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of the Company’s Form 10-K for the year ended July 31, 2026.

These uncertainties may cause the Company’s actual future results to be materially different than those expressed in its forward-looking statements. The Company does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended July 31,		Year ended July 31,
	2026	2025	2026	2025
Net sales	$436,904	$397,275	$1,661,565	$1,513,605
Cost of goods sold	205,770	197,044	801,736	752,783
Gross margin	231,134	200,231	859,829	760,822
Operating expenses:
Research and development	22,899	23,054	94,031	79,889
Selling, general and administrative	148,117	117,885	502,312	444,295
Total operating expenses	171,016	140,939	596,343	524,184

Operating income	60,118	59,292	263,486	236,638

Other income (expense):
Investment and other income	1,680	2,356	5,628	5,206
Interest expense	(6,232)	(1,143)	(9,699)	(4,747)

Income before income taxes	55,566	60,505	259,415	237,097

Income tax expense	9,975	10,629	54,037	47,841

Net income	$45,591	$49,876	$205,378	$189,256

Net income per Class A Nonvoting Common Share:
Basic	$0.97	$1.05	$4.34	$3.97
Diluted	$0.96	$1.04	$4.30	$3.94

Net income per Class B Voting Common Share:
Basic	$0.97	$1.05	$4.33	$3.96
Diluted	$0.96	$1.04	$4.29	$3.92

Weighted average common shares outstanding:
Basic	47,200	47,335	47,285	47,641
Diluted	47,716	47,780	47,750	48,092

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	July 31, 2026	July 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$187,149	$174,349
Accounts receivable, net of allowance for credit losses of $7,742 and $7,876, respectively	260,938	231,944
Inventories	225,214	200,881
Prepaid expenses and other current assets	15,231	14,661
Total current assets	688,532	621,835
Property, plant and equipment—net	254,460	225,572
Goodwill	685,968	676,945
Other intangible assets	97,833	105,374
Deferred income taxes	21,126	20,862
Operating lease assets	67,916	58,422
Other assets	36,114	25,243
Total	$1,851,949	$1,734,253
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$108,703	$105,028
Accrued compensation and benefits	105,777	92,657
Taxes, other than income taxes	22,161	21,537
Accrued income taxes	7,443	5,547
Current operating lease liabilities	17,020	15,234
Other current liabilities	94,399	90,329
Total current liabilities	355,503	330,332
Long-term debt	14,985	99,766
Long-term operating lease liabilities	51,588	43,565
Other liabilities	72,311	68,379
Total liabilities	494,387	542,042
Stockholders’ equity:
Common stock:
Class A nonvoting common stock — Issued 51,261,487 shares, and outstanding 43,360,586 and 43,530,012 shares, respectively	513	513
Class B voting common stock — Issued and outstanding 3,538,628 shares	35	35
Additional paid-in capital	374,456	359,269
Retained earnings	1,476,978	1,317,739
Treasury stock — 7,900,901 and 7,731,475 shares, respectively, of Class A nonvoting common stock, at cost	(419,618)	(393,186)
Accumulated other comprehensive loss	(74,802)	(92,159)
Total stockholders’ equity	1,357,562	1,192,211
Total	$1,851,949	$1,734,253

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year ended July 31,
	2026	2025
Operating activities:
Net income	$205,378	$189,256
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,870	40,639
Stock-based compensation expense	22,855	11,882
Deferred income taxes	2,361	(7,623)
Other	(1,675)	(2,540)
Changes in operating assets and liabilities (net of effects of business acquisitions):
Accounts receivable	(24,074)	(14,356)
Inventories	(19,183)	(18,889)
Prepaid expenses and other assets	(1,369)	(2,098)
Accounts payable and accrued liabilities	13,208	(9,862)
Income taxes	1,756	(5,213)
Net cash provided by operating activities	244,127	181,196

Investing activities:
Purchases of property, plant and equipment	(51,473)	(27,577)
Acquisition of businesses, net of cash acquired	(17,416)	(144,541)
Other	9,873	864
Net cash used in investing activities	(59,016)	(171,254)

Financing activities:
Payment of dividends	(46,139)	(45,542)
Proceeds from exercise of stock options	11,318	6,171
Payments for employee taxes withheld from stock-based awards	(3,345)	(2,683)
Purchase of treasury stock	(42,204)	(50,838)
Proceeds from borrowing on credit facilities	69,500	266,846
Repayment of borrowing on credit facilities	(154,281)	(258,015)
Other	(12,220)	190
Net cash used in financing activities	(177,371)	(83,871)

Effect of exchange rate changes on cash and cash equivalents	5,060	(1,840)

Net increase (decrease) in cash and cash equivalents	12,800	(75,769)
Cash and cash equivalents, beginning of period	174,349	250,118

Cash and cash equivalents, end of period	$187,149	$174,349

Supplemental disclosures of cash flow information:
Cash interest paid	$2,858	$4,656

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended July 31,		Year ended July 31,
	2026	2025	2026	2025
NET SALES
Americas & Asia	$296,068	$260,789	$1,106,620	$993,715
Europe & Australia	140,836	136,486	554,945	519,890
Total	$436,904	$397,275	$1,661,565	$1,513,605

SALES INFORMATION
Americas & Asia
Organic	11.6%	4.3%	7.5%	4.8%
Acquisitions	1.7%	9.8%	3.3%	8.3%
Currency	0.2%	—%	0.6%	(0.6)%
Divestiture	—%	—%	—%	(0.4)%
Total	13.5%	14.1%	11.4%	12.1%
Europe & Australia
Organic	2.1%	(1.3)%	1.2%	(1.8)%
Acquisitions	—%	14.4%	—%	14.7%
Currency	1.1%	5.7%	5.5%	1.4%
Total	3.2%	18.8%	6.7%	14.3%
Total Company
Organic	8.4%	2.4%	5.3%	2.6%
Acquisitions	1.1%	11.3%	2.2%	10.5%
Currency	0.5%	2.0%	2.3%	—%
Divestiture	—%	—%	—%	(0.3)%
Total	10.0%	15.7%	9.8%	12.8%

SEGMENT PROFIT
Americas & Asia	$74,271	$51,617	$256,615	$209,765
Europe & Australia	18,677	15,070	74,301	56,942
Total	$92,948	$66,687	$330,916	$266,707
SEGMENT PROFIT AS A PERCENT OF NET SALES
Americas & Asia	25.1%	19.8%	23.2%	21.1%
Europe & Australia	13.3%	11.0%	13.4%	11.0%
Total	21.3%	16.8%	19.9%	17.6%

	Three months ended July 31,		Year ended July 31,
	2026	2025	2026	2025
Total segment profit	$92,948	$66,687	$330,916	$266,707
Unallocated amounts:
Administrative costs	(32,830)	(7,395)	(67,430)	(30,069)
Investment and other income	1,680	2,356	5,628	5,206
Interest expense	(6,232)	(1,143)	(9,699)	(4,747)
Income before income taxes	$55,566	$60,505	$259,415	$237,097

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Adjusted Income Before Income Taxes:
Brady is presenting the non-GAAP measure, “Adjusted Income Before Income Taxes.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes to the non-GAAP measure of Adjusted Income Before Income Taxes:

	Three months ended July 31,		Year ended July 31,
	2026	2025	2026	2025
Income before income taxes (GAAP measure)	$55,566	$60,505	$259,415	$237,097
Amortization expense	5,151	4,778	20,919	18,916
Non-recurring acquisitions-related costs and other related expenses (1)	22,241	—	35,747	5,059
Executive transition costs	6,051	—	6,051	—
Facility closure and other reorganization costs	—	8,890	—	18,474
Adjusted Income Before Income Taxes (non-GAAP measure)	$89,009	$74,173	$322,132	$279,546
(1)Non-recurring acquisition-related costs and other related expenses includes third party integration support, financing fees, legal and other administrative expenses.

Adjusted Income Tax Expense:
Brady is presenting the non-GAAP measure, “Adjusted Income Tax Expense.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Adjusted Income Tax Expense:

	Three months ended July 31,		Year ended July 31,
	2026	2025	2026	2025
Income tax expense (GAAP measure)	$9,975	$10,629	$54,037	$47,841
Amortization expense	1,247	1,148	5,050	4,550
Non-recurring acquisitions-related costs and other related expenses (1)	5,561	—	8,937	1,265
Executive transition costs	1,513	—	1,513	—
Facility closure and other reorganization costs	—	2,222	—	4,618
Adjusted Income Tax Expense (non-GAAP measure)	$18,296	$13,999	$69,537	$58,274

Adjusted Net Income:
Brady is presenting the non-GAAP measure, “Adjusted Net Income.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Adjusted Net Income:

	Three months ended July 31,		Year ended July 31,
	2026	2025	2026	2025
Net income (GAAP measure)	$45,591	$49,876	$205,378	$189,256
Amortization expense	3,904	3,630	15,869	14,366
Non-recurring acquisitions-related costs and other related expenses (1)	16,680	—	26,810	3,794
Executive transition costs	4,538	—	4,538	—
Facility closure and other reorganization costs	—	6,668	—	13,856
Adjusted Net Income (non-GAAP measure)	$70,713	$60,174	$252,595	$221,272

Adjusted Diluted EPS:
Brady is presenting the non-GAAP measure, “Adjusted Diluted EPS.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Adjusted Diluted EPS (Note that certain amounts will not foot due to rounding):

	Three months ended July 31,		Year ended July 31,
	2026	2025	2026	2025
Net income per Class A Nonvoting Common Share (GAAP measure)	$0.96	$1.04	$4.30	$3.94
Amortization expense	0.08	0.08	0.33	0.30
Non-recurring acquisitions-related costs and other related expenses (1)	0.35	—	0.56	0.08
Executive transition costs	0.10	—	0.10	—
Facility closure and other reorganization costs	—	0.14	—	0.29
Adjusted Diluted EPS (non-GAAP measure)	$1.48	$1.26	$5.29	$4.60